UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2016
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Quantum Corporation
(Exact name of registrant as specified in its charter)
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Delaware
(State or other jurisdiction of incorporation)

1-13449	94-2665054
(Commission File No.)	(IRS Employer Identification No.)
224 Airport Parkway, San Jose, CA 95110
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (408) 944-4000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 18, 2016, Quantum Corporation (the “Company”) announced the appointment of Fuad Ahmad, as Senior Vice President and Chief Financial Officer, effective April 15, 2016. Mr. Ahmad will also serve as Chief Accounting Officer. Mr. Ahmad will replace Chris Willis who has been serving as interim Chief Financial Officer. Mr. Willis will continue as the Company’s Vice President, Financial Planning and Analysis.

Mr. Ahmad, 46, has been a partner at FLG Partners, LLC, a leading CFO consulting and board advisory firm since January 2013, during which time he has served as a chief financial officer and advisor for several companies, including, from July 2013 to October 2015, Ensighten Inc. Before joining FLG Partners, LLC (“FLG”), from 2010 to 2012, Mr. Ahmad served as CFO of Sezmi, a privately held cloud-based software platform for complete turnkey video solutions for a personalized and multi-screen offering for Telecommunications companies, Media/Content companies, and Internet Service Providers.  From 2004 to 2010, Mr. Ahmad served as Senior Vice president and CFO of Globalstar Inc., a public company that builds and operates low-earth orbit satellite-based digital telecommunications systems. Mr. Ahmad has a B.S. in Finance from Brigham Young Universiy.

Mr. Ahmad has entered into an offer letter (the “Offer Letter”) with the Company pursuant to which his annual base salary will be calculated as a percentage of the “Total Fee Basis” of $400,000, subject to review and adjustment. For the first year of employment, his base salary will be equal to 85% of the Total Fee Basis with the remaining 15% paid directly to FLG as compensation under the placement agreement between FLG and the Company (the “Placement Agreement”). Pursuant to the Offer Letter, in the second year of his employment, Mr. Ahmad will be paid 90% of the Total Fee Basis, with 10% paid directly to FLG and in the third year, Mr. Ahmad will be paid 95% of the Total Fee Basis, with 5% paid directly to FLG. In addition, Mr. Ahmad will be eligible to participate in the Quantum Incentive Plan. His target bonus will be 50% of the then current Total Fee Basis and 10% of the bonus earned by Mr. Ahamad will be paid directly to FLG. Management has recommended to the Company’s board of directors that Mr. Ahmad receive an equity grant of 800,000 full value restricted stock units that vest in equal installments annually over four years. Mr. Ahmad is expected to enter into the Company’s form of change of control and indemnification agreements in the forms previously filed with the Securities and Exchange Commission. He will be eligible for health and welfare benefits consistent with similarly situated employees at the Company as well as participation in a deferred compensation program and certain Company-paid financial planning benefits.

Mr. Ahmad will continue to serve as a partner at FLG, but will be a full-time employee of the Company, He has agreed pursuant to the Offer Letter that he will devote his full business efforts and time to the Company and will not actively engage in any other employment, occupation or consulting or other business activity for direct or indirect remuneration without approval of the Company’s CEO.

Mr. Ahmad has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. He is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The terms and conditions of Mr. Ahmad’s employment are set forth in the Offer Letter and the Placement Agreement, which are filed with this report as Exhibits 10.1 and 10.2, respectively and are incorporated herein by reference

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits
The following exhibits are filed herewith:
	Exhibit No.	Description
	10.1	Offer Letter effective April 15 between the Company and Fuad Ahmad
	10.2	Placement Agreement dated April 15 between the Company and FLG Partners, LLC
	99.1	News release for Quantum Corporation dated April 18, 2016 titled “Quantum Names Fuad Ahmad Chief Financial Officer”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

/s/ SHAWN D. HALL
Shawn D. Hall Senior Vice President, General Counsel and Secretary

Dated:    April 18, 2016